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                                                                   Exhibit 99.1



NEWS                                         PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                    417 Fifth Avenue, New York, NY 10016
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For Immediate Release
March 3, 2003
PHILIPS INTERNATIONAL ANNOUNCES

                                ASSET DISPOSITION
                         BOARD DECLARES $0.50 PER SHARE
                            LIQUIDATING DISTRIBUTION
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New York, N.Y. - March 3, 2003 - Philips International Realty Corp., a real estate investment trust, announced today that the Company has completed the sale of its shopping center on Manning Avenue in Reedley, California for approximately $2.6 million in cash.

Pursuant to the Company's plan of liquidation, its Board of Directors has declared a sixth liquidating distribution of $0.50 per share which will be payable on March 18, 2003. The record date is March 11, 2003. However, shareholders must continue to own their shares up to and including March 18, 2003 in order to be entitled to the liquidating distribution of $0.50 per share. Effective March 7, 2003, the Company's shares will be traded with due bills which entitle the owner of the stock to receipt of distribution. The Company has approximately 7.4 million shares of common stock and common stock equivalents which will participate in this distribution.

On October 10, 2000, the stockholders approved the plan of liquidation, which was then estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. The sixth liquidating distribution declared by the Board of Directors brings the total payments to date to $ 16.25 per share. Prior distributions of $13.00, $1.00, $.75, $.50 and $.50 per share were paid on December 22, 2000, July 9, 2001, September 24, 2001, November 19, 2001, and October 22, 2002, respectively. The Company's two remaining shopping center properties are currently being offered for sale.


Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of dispositions, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact: Lou Petra
         (212) 951-3868